Exhibit 99.1
                      PRESS RELEASE DATED NOVEMBER 13, 2003





              United Medicorp, Inc. Announces Third Quarter Results

Dallas, Texas -- United Medicorp, Inc. (OTC Bulletin Board ticker symbol UMCI) announced today its results for the third quarter of 2003, as certified by Peter
W.  Seaman,  Chairman  and  CEO,  and  Nathan  E.  Bailey,  Vice  President  and
Controller.

Revenue for the third quarter ended September 30, 2003 was $1,047,037, up 13 percent compared with $924,443 in the third quarter of the prior year. Net income for the third quarter was $112,594 compared to net income of $109,381 in the third quarter of the prior year. Net income per share for the third quarter was $0.0039, compared to net income per share of $0.0037 in the third quarter of the prior year.

Revenue for the nine months ended September 30, 2003 was $2,800,679 up 9 percent compared with $2,561,902 for the corresponding nine-month period a year ago. Net income for the current nine-month period was $236,953 compared to net income of $247,665 for the corresponding nine-month period a year ago. Net income per share for the current nine-month period was $0.0081, compared to per share net income of $0.0085 in the prior year nine-month period.

Pete Seaman, CEO, stated, " UMC's results of operations for the first nine months of 2003 were impacted by $28,000 in costs related to litigation with UMC's former healthcare insurance carrier, American Travelers Assurance Company ("ATAC"). On November 3, 2003 UMC and ATAC settled this dispute, whereby all parties agreed to absorb their own costs, and the case was dismissed with prejudice against re-filing by any party. This settlement was based upon ATAC's fulfillment of its contractual obligations to UMC by paying all claims incurred by UMC employees through April 30, 2003. Although UMC management and its legal counsel believe that UMC had a very strong case, UMC management decided to settle to avoid the uncertainty of being awarded sufficient damages to recover the cost of litigation plus the damages already incurred, and to avoid the significant investment of management time and focus that would have been required to pursue litigation to conclusion."

Nathan Bailey, Vice President and Controller added, "The Company has now reported net income for twelve consecutive quarters since the move to Pampa in September of 2000. Absent the litigation with ATAC, UMC's net income for the current nine month period would have been $264,953 representing an increase of 7% compared to the prior year period."


United Medicorp, Inc. provides extended business office services to healthcare providers nationwide.



                                       1